Exhibit 23.1

Morrill & Associates, LLC

Certified Public Accountants

1448 North 2000 West, Suite 3

Clinton, Utah 84015

801-820-6233 Phone; 801-820-6628 Fax

October 28, 2013

The Board of Directors

Vican Resources, Inc.:

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated April 8, 2013, with respect to the financial statements as of December 31, 2012 and 2011 and the related statements of operations, stockholders’ deficit and cash flows for the years then ended to be included in the filing of the Form S-4 of Vican Resources, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Sincerely,

/s/ Morrill & Associates

Morrill & Associates